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                                                                Exhibit 23.1


The Board of Directors
Frontstep, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Frontstep, Inc. of our report dated August 13, 2001, relating to the consolidated balance sheet of Frontstep, Inc. as of June 30, 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended June 30, 2001, which report appears in the June 30, 2001 annual report on Form 10-K of Frontstep, Inc.


We consent to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Columbus, Ohio
December 10, 2001